Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is effective and made as of the 1st day of January 2005 by and between Municipal Mortgage & Equity, LLC, a Delaware limited liability company, (the “Employer”) and Mark K. Joseph (the “Executive”), and amends that certain Employment Agreement (the “Agreement”) between Employer and Executive dated July 1, 2003.

WHEREAS, in accordance with the Agreement, Executive was expected to resign his position as Employer’s Chief Executive Officer, but retain his position as Employer’s Chairman of the Board of Directors and an employee of Employer, as of June 30, 2005;

WHEREAS, Employer’s Board of Directors has met and believes that it is in the best interest of the Employer for the Employer’s current President and Chief Operating Officer to become Employer’s Chief Executive Officer as of the beginning of Employer’s fiscal year 2005;

WHEREAS, in furtherance of the acceleration of this succession plan, Executive will resign his position as Chief Executive Officer of Employer as of midnight December 31, 2004, but will retain his position as Chairman of the Board of Directors and an employee of Employer as contemplated in the Agreement;

WHEREAS, as of January 1, 2005, Michael L. Falcone, Employer’s current President and Chief Operating Officer, will assume the position and title of the Employer’s Chief Executive Officer;

WHEREAS, because of the acceleration of the originally contemplated date of this transition, certain changes will need to be made to the Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the Agreement is amended as follows:

1.	The termination of “Employment Phase I” described under Section 1 of the Agreement is changed from June 30, 2005 to December 31, 2004.

2.	Section 3 (a) (i) shall be deleted and replaced with the following:

              “(i) Base Compensation: Employer shall pay to Executive a salary (“Base Compensation”) at the annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) through June 30, 2004, payable in accordance with the general policies and procedures of Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state, and local taxes. Executive’s Base Compensation shall be One Hundred Seventy-Five Thousand Dollars ($175,000) for the period of July 1, 2004 through December 31, 2004. In consideration of Executive’s continued employment with the Company and his provision of the services, responsibilities and duties set forth in Section 2(b) of the Agreement, through June 30, 2005, Executive’s

Base Compensation from January 1, 2005 through June 30, 2005 shall be Eighty-Seven Thousand Five Hundred Dollars ($87,500).”

3.	With respect to Section 3(b) of the Agreement, Executive’s Phase II compensation will remain as described, and will not become effective until July 1, 2005 as originally contemplated by the Agreement.

4.	This amendment and its implementation shall serve neither as Good Reason for Executive to terminate the Agreement and his employment under Section 6(b) of the Agreement, nor as a waiver of Executive’s right to terminate the Agreement and employment for Good Reason with respect to future changes in Executive’s position, duties, responsibilities, or compensation, or other acts or omissions specified in Section 6(b) of the agreement, without his consent.

5.	Except as provided above, the Agreement remains unchanged and in full force and effect.

6.	It is the express intention of the parties to the Agreement and this Amendment that the Amendment not in any way alter, modify, or amend the Deferred Compensation Agreement between Executive and Employer dated July 1, 2003, which agreement remains in full force and effect in accordance with the original terms thereof.

7.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:	EMPLOYER:

Municipal Mortgage & Equity, LLC

/s/ Melva Balducci	By:	/s/ William S. Harrison

		Name:	William S. Harrison

		Title:	Executive Vice President

EXECUTIVE:

/s/ Melva Balducci	/s/ Mark K. Joseph

Mark K. Joseph

2